Exhibit 10.2
AUTONATION, INC.
EXECUTIVE SEVERANCE PLAN
The Company has adopted this AutoNation, Inc. Executive Severance Plan for the benefit of certain key employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain key employees and maintain a stable work environment by providing severance benefits to Eligible Executives in the event of certain terminations of employment.

Section 1.	DEFINITIONS. As hereinafter used:
1.1.“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
1.2.“Alternative Arrangement” shall have the meaning ascribed to that term in Section 2.8.
1.3.“Board” means the Board of Directors of the Company.
1.4.“COBRA” means the group health continuation requirements of Section 4980B of the Code.
1.5.“Cause” means that the Eligible Executive has: (a) breached his or her restrictive covenants set forth in any agreement with the Company (including the Eligible Executive’s Restrictive Covenants as defined in Section 2.9); (b) failed or refused to perform his or her assigned duties and responsibilities to the Company in any material respect, after notice and a reasonable opportunity to cure; (c) willfully engaged in illegal conduct or gross misconduct in the performance of his or her duties to the Company; (d) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony; or (e) willfully violated any material Company policies (including the Code of Ethics Policy for Senior Officers) in any material respect. No act or failure to act on the part of the Eligible Executive shall be deemed “willful” unless done, or omitted to be done, by the Eligible Executive not in good faith or without reasonable belief that the Eligible Executive’s act or failure to act was in the best interests of the Company. The Company must notify the Eligible Executive of an act or failure to act constituting Cause within ninety (90) days following the date that the Company first obtained actual knowledge of the existence of Cause, or such Eligible Executive’s act or failure to act shall not constitute cause under this Plan.
1.6.“Code” means the Internal Revenue Code of 1986, as amended.
1.7.“Committee” means the Employee Benefits Committee of the Company.
1.8.“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
1.9.“Company” means AutoNation, Inc. and any successors thereto and, where the context requires, its Subsidiaries.
1.10.“Effective Date” means April 18, 2018.
1.11.“Effective Period” means the period beginning on the Effective Date.
1.12.“Eligible Executive” means an employee of the Company or any of its Subsidiaries who is an Executive Vice President or above, other than the Chief Executive Officer of the Company unless otherwise designated in writing by the Compensation Committee.
1.13.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.14.“Good Reason” means the occurrence (without the Eligible Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a) or (e) below, such act or failure to act is corrected prior to the date of termination of the Eligible Executive’s employment or service:
(a)the assignment to the Eligible Executive of any duties inconsistent with the Eligible Executive’s status or a substantial adverse alteration in the nature or status of the Eligible Executive’s responsibilities, including, without limitation, if the Eligible Executive was an executive officer of a public company reporting to the Chief

Executive Officer, the Participant ceasing to be an executive officer of a public company reporting to the Chief Executive Officer;
(b)a reduction by the Company in the Eligible Executive’s annual base salary;
(c)the relocation of the Eligible Executive’s principal place of employment by more than 50 miles or the Company’s requiring the Eligible Executive’s to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Eligible Executive’s previous business travel obligations;
(d)the failure by the Company to pay to the Eligible Executive’s any portion of the Eligible Executive’s current compensation or to pay to the Eligible Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or
(e)the failure by the Company to continue in effect any compensation plan in which the Eligible Executive’s participates which is material to the Eligible Executive’s total compensation, including but not limited to the Company’s equity-based long term incentive plans and annual incentive plans, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or an adverse change in the Eligible Executive’s participation therein (or in such substitute or alternative plan) either in terms of the amount or timing of payment of benefits provided or the level of the Eligible Executive’s participation relative to other participants.
The Eligible Executive’s right to terminate the Eligible Executive’s employment for Good Reason shall not be affected by the Eligible Executive’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, that the Eligible Executive provides the Company with a written notice of termination within sixty days (60) days following the occurrence of the event constituting Good Reason. In no event shall the Eligible Executive have Good Reason to terminate employment if such act or failure to act has been cured within thirty (30) days after a notice of termination is delivered by the Eligible Executive to the Company.
1.15.“Notice Period” shall have the meaning ascribed to that term in Section 5.2.
1.16.“Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof.
1.17.“Plan” means the AutoNation, Inc. Executive Severance Plan, as set forth herein, as it may be amended from time to time.
1.18.“Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Compensation Committee to administer the Plan.
1.19.“Restrictive Covenants” shall have the meaning ascribed to that term in Section 2.9.
1.20.“Severance Event” means (a) the involuntary termination of an Eligible Executive’s employment by the Company or any Subsidiary thereof, other than for Cause during the Effective Period or (b) the termination of an Eligible Executive’s employment by the Eligible Executive for Good Reason during the Effective Period.
1.21.“Severance Date” means the date on which an Eligible Executive incurs a Severance Event.
1.22.“Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

Section 2.	SEVERANCE BENEFITS.
2.1.Generally. Subject to Sections 2.6, 2.7, 2.8 and 2.9, each Eligible Executive shall be entitled to severance payments and/or benefits pursuant to applicable provisions of Section 2 of this Plan if the Eligible Executive incurs a Severance Event.
2.2.Payment after a Severance Event. Subject to Sections 2.6, 2.7, 2.8 and 2.9, the Company shall pay to each Eligible Executive who incurs a Severance Event during the Effective Period, (a) in equal installments over eighteen (18) months in accordance with the Company’s regular payroll practices commencing with the first administratively practical regular payroll date next following the effectiveness of the release as described in Section 2.6, 1.5 times the sum of (i) the Eligible Executive’s annual base salary as in effect on the Severance Date (or if greater, as in effect prior to the event giving rise to Good Reason) and (ii) the Eligible Executive’s target annual bonus as in effect on the Severance Date (or if greater, as in effect prior to the event giving rise to Good Reason), and (b) in a lump sum at the same time bonuses are paid to active employees generally and as soon as reasonably practicable following the effectiveness of the release described in Section 2.6, but in no event later than March 15th of the calendar year following the calendar year that includes the Severance Date, an amount equal to the Eligible Executive’s annual bonus as determined by the Committee, pro-rated for the number of days the Eligible Executive was employed during the calendar year through the Severance Date.
2.3.Benefits Supplement. Subject to Sections 2.6, 2.7, 2.8 and 2.9, in the case of each Eligible Executive who incurs a Severance Event, the Company shall pay to each Eligible Executive who incurs a Severance Event during the Effective Period, in a lump sum no later than the first administratively practical regular payroll date next following the effectiveness of the release as described in Section 2.6, an amount equal to the cost of coverage under COBRA, grossed up for taxes, based on the Eligible Executive’s then-current health, dental and vision elections for an eighteen (18) month period.
2.4.Payment of Accrued Obligations. If an Eligible Executive incurs a Severance Event during the Effective Period, the Company shall pay to such Eligible Executive on the Severance Date or as soon as practicable thereafter (or in the case of (b) at the same time bonuses are paid to active employees) in accordance with applicable law, a lump sum payment in cash equal to the sum of (a) the Eligible Executive’s accrued but previously unpaid annual base salary and any accrued vacation pay through the Severance Date, and (b) the Eligible Executive’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs (if such bonus is determinable and has not been paid as of the Severance Date).
2.5.Outplacement Services. Subject to Sections 2.6, 2.7, 2.8 and 2.9, each Eligible Executive who incurs a Severance Event shall be provided with outplacement services, at the sole cost of the Company not to exceed $20,000, with a firm to be mutually agreed upon by the parties for a period of up to twelve (12) months.
2.6.Release. No Eligible Executive who incurs a Severance Event shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2 hereof) unless he or she first executes a waiver, release of claims, and covenant not to sue in favor of the Company and its Subsidiaries in a form as determined by the Company and does not revoke such release within the time permitted therein for such revocation, if any. The Company shall provide the release to the Eligible Executive no later than seven (7) business days after the Eligible Executive’s termination of employment. If such release is not effective on or before the sixtieth (60th) day following the Eligible Executive’s termination of employment, payments or benefits shall not be paid or otherwise provided to the Eligible Executive under this Plan and instead shall be forfeited.
2.7.Section 409A. It is intended that payments and benefits under this Plan not subject Eligible Executives to taxation under Section 409A of the Code and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code, or that qualify as “involuntary separation pay” within the meaning of Treas. Reg. §1.409A-1(b)(9) shall not be treated as deferred compensation unless applicable law requires otherwise. If any amount payable under the Plan upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A of the Code, such amount shall not be paid unless and until the Eligible Executive’s termination of employment also constitutes a “separation from service” under Section 409A of the Code. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that any payments or benefits due to the Eligible Executive hereunder upon the schedule otherwise provided herein would cause the application of an accelerated or additional tax under Section 409A, then, to the extent required to avoid an accelerated or additional tax under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6) month period immediately following the Eligible Executive’s Severance Date shall instead be paid on the first business day after the date that is six (6) months following the Eligible Executive’s Severance Date (or upon such Eligible Executive’s death, if earlier) and amounts payable after such six (6) month period shall be paid in accordance with their original payment schedule. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Executive under this Plan shall be paid to the Eligible Executive on or before the last day of the calendar year following the calendar year in which the expense or tax was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Executive) during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything herein to the contrary, in no event shall the timing of an Eligible Executive’s execution of the release described in Section 2.6, directly or indirectly, result in the Eligible Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. Each payment in a series of payments shall be treated as a “separate payment” for purposes of Section 409A of the Code. No interpretation or amendment of this Plan shall require the Company to incur any additional costs or to reimburse any Eligible Executive for any taxes or penalties that might be imposed upon the Eligible Executive as a result of Section 409A of the Code.
2.8.Non-Duplication; Coordination with Other Arrangements. This Plan shall not be deemed to impair any rights of an Eligible Executive pursuant to any other agreement, plan or arrangement with the Company, a Subsidiary, or an Affiliate (an “Alternative Arrangement”); provided however that the compensation and benefits provided under this Plan shall be coordinated with similar compensation and benefits provided under other Company-sponsored plans and individual agreements with Eligible Executives so as to avoid the duplication of any such compensation and benefits. In the event that an Eligible Executive is party to an Alternative Arrangement which provides severance payments or benefits upon a termination of employment, the payments and benefits provided under this Plan shall be reduced to the extent necessary to effectuate the intent of this Section 2.8.
2.9.Restrictive Covenants; Cessation of Severance Pay and Benefits. Except as otherwise expressly provided in a written agreement signed by the Chief Executive Officer of the Company or the General Counsel of the Company, the severance pay and severance benefits which are being paid or are being provided to an Eligible Executive as a result of a Severance Event shall immediately cease (provided that the Eligible Executive shall be entitled to receive and retain at least one thousand dollars ($1,000) of severance payments and benefits) and not be resumed in the event that the Eligible Executive (a) is in material breach of any such confidential information, non-solicitation or non-competition covenant, or any other restrictive covenant agreement with the Company or any Subsidiary (collectively, the “Restrictive Covenants”) or (b) would be in material breach of the Restrictive Covenants had such Restrictive Covenants been in effect through the eighteen (18) month period following the Severance Date.

Section 3.	PLAN ADMINISTRATION.
3.1.    Except as otherwise designated by the Compensation Committee, the Plan Administrator shall have full discretionary authority and control to administer the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan, including remedying any ambiguities or inconsistencies and supplying any omissions.
3.2.    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
Section 4.    PLAN MODIFICATION OR TERMINATION.
The Plan may be terminated or amended by the Compensation Committee at any time; provided, however, the effective date of the termination of the Plan or an amendment that would be adverse to the interests of any Eligible Executive shall be effective no earlier than two (2) years following the written announcement of such termination or adverse amendment.
Section 5.    GENERAL PROVISIONS.
5.1.    Except as otherwise provided herein or by law, no right or interest of any Eligible Executive under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; and no attempted assignment or transfer thereof shall be effective. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
5.2.    If the Company or any Subsidiary is obligated by law or by contract to pay severance pay, a termination indemnity, or the like, or if the Company or any Subsidiary is obligated by law or contract to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, or the like, as applicable, and by the amount of any compensation received during any Notice Period, provided the Eligible Executive was relieved of duties during such Notice Period.
5.3.    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Executive, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary, and all Eligible Executives shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.4.    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
5.5.    This Plan shall inure to the benefit of and be binding upon the parties and their heirs, executors, administrators, successors and assigns of the parties, including each Eligible Executive, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in a lump sum in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.
5.6.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
5.7.    The Plan shall be unfunded. No Eligible Executive shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
5.8.    All notices and other communications required or permitted pursuant to the terms hereof shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) business day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the intended recipient’s last known address, facsimile number and email address.
5.9.    The Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, to the extent not preempted by ERISA.
5.10.    All payments and benefits paid or otherwise provided under or pursuant to the Plan shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
5.11.    The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). The Plan is also intended to constitute an “unfunded welfare plan” maintained by the Company “for the purpose of providing benefits for a select group of management or highly compensated employees” such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA. In the event that the Plan does not meet the requirements of a “severance pay arrangements” or an “unfunded welfare plan”, as described above, the Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees”, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
5.12.    All severance benefit payments are subject to set-off, recoupment, or other recovery or “clawback” as required by applicable law or by any Company policy on the clawback of compensation, as amended from time to time.
5.13.    An Eligible Executive who is receiving or has received payments or other benefits under this Plan following a Severance Event will not be required to seek other employment, nor will there be any offset against amounts due to such Eligible Executive under this Plan for any remuneration payable by any subsequent employer. An Eligible Executive who is receiving or has received payments or other benefits under this Plan following a Severance Event will cooperate fully with the Company in the defense or prosecution of any government investigations and any government or third-party claims or actions then in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claim or action against its directors, officers and employees in which the Eligible Executive has personal knowledge of any relevant facts. The Eligible Executive’s cooperation in connection with such claims or actions shall include the Eligible Executive being available, within reason given the constraints of personal commitments, future employment or job search activities, to meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. The Company will reimburse the Eligible Executive for any reasonable, out-of-pocket expenses that the Eligible Executive may incur in providing such assistance.

Section 6.    CLAIMS, INQUIRIES, APPEALS.
6.1.    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
AutoNation, Inc.
200 SW 1st Avenue
Fort Lauderdale, Florida 33301
Attention: General Counsel, Suite 1600
Telecopy: (954) 769-6527
6.2.    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.
This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
6.3.    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Plan Administrator
AutoNation, Inc.
200 SW 1st Avenue
Fort Lauderdale, Florida 33301
Attention: General Counsel, Suite 1600
Telecopy: (954) 769-6527
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
6.4.    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.
6.5.    Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

6.6.    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 6.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 6.4 above).
6.7.    Limitation on Civil Actions. In no event shall a claimant or any other person be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until the claim and appeal procedures described above have been complied with and exhausted, nor may a claimant or other person bring any action in a court or other tribunal more than two (2) years after the Eligible Executive has terminated employment, regardless of whether the periods for the claim and appeal procedures have expired.